Exhibit 10.3

PREMIER EXHIBITIONS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(2009 Equity Incentive Plan)

Premier Exhibitions, Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby grants to the employee listed below (the “Participant”), the number of units (the “Units”) set forth below (the “Award”). The Award is subject to the terms and conditions of this Restricted Stock Unit Award Agreement (this “Agreement”) and the Plan, which is attached hereto as Exhibit A and incorporated herein by reference. Any capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

Participant:	Samuel S. Weiser

Number of Units awarded:	99,074

Date of Grant:	June 29, 2012

Terms of Agreement

1. Grant of Restricted Stock Units. Each Restricted Stock Unit shall represent the contingent right to receive one share of common stock of the Company (“Share”) and shall at all times be equal in value to one Share. The Restricted Stock Units shall be credited in a book entry account established for the Participant until payment in accordance with Section 4 hereof.

2. Vesting of Restricted Stock Units.

(a) The Restricted Stock Units shall vest on each of the Vesting Dates set forth below (each a “Vesting Date”), provided that the Participant shall have remained in the continuous employ of the Company through the applicable Vesting Date.

Number of Units	Vesting Date
79,681	June 29, 2012
669	July 31, 2012
669	August 31, 2012
669	September 30, 2012
669	October 31, 2012
669	November 30, 2012
669	December 31, 2012
669	January 31, 2013
669	February 28, 2013
669	March 31, 2013
669	April 30, 2013
669	May 31, 2013
669	June 30, 2013
669	July 31, 2013
669	August 31, 2013
669	September 30, 2013
669	October 31, 2013
669	November 30, 2013
669	December 31, 2013
669	January 31, 2014
669	February 28, 2014
669	March 31, 2014
668	April 30, 2014
668	May 31, 2014
668	June 30, 2014
668	July 31, 2014
668	August 31, 2014
668	September 30, 2014
668	October 31, 2014
668	November 30, 2014

(b) Notwithstanding Section 2(a), the Restricted Stock Units that have not yet vested under this Section 2(a) shall immediately vest if, prior to the applicable Vesting Date, the Participant ceases to be employed with the Company and its Subsidiaries by reason of death or Disability (defined by reference to the long-term disability plan covering the Participant that is maintained by the Company or a Subsidiary).

(c) Notwithstanding the provisions of Section 2(a) and 2(b), the Restricted Stock Units will vest in accordance with the terms of Section 5(d) of the Employment Agreement between the Participant and the Company dated as of June 25, 2012, as the same may be amended from time to time by the parties (the “Employment Agreement”), if and to the extent the applicable provisions under Section 5(d) of the Employment Agreement are triggered.

(d) For purposes of this Section 2, the continuous employment of the Participant with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

3. Forfeiture of Restricted Stock Units. The Restricted Stock Units that have not yet vested pursuant to Section 2 shall be forfeited automatically without further action or notice if the Participant ceases to be employed by the Company or a Subsidiary other than as provided in Sections 2(b) or 2(c).

4. Payment.

(a) Except as may be otherwise provided in this Section, the Company shall deliver to the Participant (or the Participant’s estate in the event of death) the Shares underlying the vested Restricted Stock Units within forty (40) days following the date that the Restricted Stock Units become vested in accordance with Section 2.

(b) To the extent that the Participant’s right to receive payment of the Restricted Stock Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then notwithstanding Section 4(a), the Shares underlying the Restricted Stock Units that become vested pursuant to Section 2(b) or 2(c) hereof shall be subject to the following rules:

(i) Except as provided in Section 4(b)(ii), the Shares underlying the vested Restricted Stock Units shall be delivered to the Participant (or the Participant’s estate in the event of death) on the 40th day after the earlier of (A) the Participant’s “separation from service” within the meaning of Section 409A of the Code; (B) the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (C) the applicable Vesting Date for the Restricted Stock Units set forth in Section 2(a).

(ii) If the Participant is a “specified employee”, within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees) on the date of the Participant’s separation from service, then to the extent required to comply with Section 409A of the Code, the Shares underlying the vested Restricted Stock Units shall instead be delivered to the Participant on the first business day that is more than six months after the date of his or her separation from service (or, if the Participant dies during such six-month period, within forty (40) days after the Participant’s death).

(c) The Company’s obligations with respect to the Restricted Stock Units shall be satisfied in full upon the delivery of the Shares underlying the vested Restricted Stock Units.

5. Transferability. The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Stock Units.

6. Change in Control. The Restricted Stock Units shall be subject to the provisions of Section 19 of the Plan in the event of a Change in Control.

7. Dividend, Voting and Other Rights. The Participant shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Stock Units until such Shares have been delivered to the Participant in accordance with Section 4 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

8. No Employment Contract. Nothing contained in this Agreement shall confer upon the Participant any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Participant.

9. Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10. Taxes and Withholding. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of the Shares under this Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Participant (other than deferred compensation subject to Section 409A of the Code).

11. Adjustments. The number and kind of Shares deliverable pursuant to the Restricted Stock Units are subject to adjustment as provided in Section 15 of the Plan.

12. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Stock Units; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

13. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Participant. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may provided in the Plan.

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan and the Employment Agreement. This Agreement, the Plan and the Employment Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan and the Employment Agreement, the Plan and the Employment Agreement shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.

16. Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

17. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

18. Use of Participant’s Information. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Participant understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. The Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.

19. Electronic Delivery. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Participant understands that, unless earlier revoked by the Participant by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Participant also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement, as of the Date of Grant.

PREMIER EXHIBITIONS, INC.

By:	/s/ Michael Little
Name:	Michael Little
Its:	Chief Financial Officer and Chief Executive Officer

The undersigned hereby acknowledges receipt of a copy of the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the Restricted Stock Units on the terms and conditions set forth herein and in the Plan.

/s/ Samuel S. Weiser
Participant

Date: June 29, 2012

EXHIBIT A

PREMIER EXHIBITIONS, INC.

2009 Equity Incentive Plan